U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): May 12, 2003


                          London Pacific Group Limited
             (Exact Name of Registrant as Specified in its Articles)
                             ----------------------

                                    0-21874
                            (Commission File Number)

   Jersey (Channel Islands) U.K.                       Not applicable
   (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
        of Incorporation)

                                  Minden House
                                 6 Minden Place
                                   St. Helier
                                     Jersey
                                 Channel Islands
                                    JE2 4WQ
                            Tel: 011 44 1534 607700
             (Address and telephone of Principal Executive Offices)

                                       N/A
             (Former Name or Address, if Changed Since Last Report)

Item 5.  Other Events
         ------------

The Registrant today announced the following:


For Immediate Release                                                12 May 2003


                          LONDON PACIFIC GROUP LIMITED
                           (London: LPG; OTCBB: LDPGY)

London Pacific Group Limited ("LPGL") has entered into a definitive agreement, subject to shareholder and regulatory approvals as described below, to sell the stock of its wholly-owned subsidiaries London Pacific Advisory Services, Inc., London Pacific Securities, Inc. and LPA Insurance Agency, Inc. together with the associated assets of the advisory business held within London Pacific Technologies, Inc. and LP Advisors, Inc. (together, "LPA" or the "LPA
Business"),   to  a  wholly-owned   subsidiary  of  SunGard  Data  Systems  Inc.
("SunGard").

LPA is a provider of web-based technologies, investment consulting and back office services to financial institutions and financial advisors. Its products and services are used primarily to research, build, manage and administer so-called managed, or wrap, accounts.

SunGard is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world's 50 largest financial services institutions. SunGard (NYSE: SDS) is a member of the S&P 500 and has annual revenues of more than $2 billion.

SunGard will acquire LPA for a purchase price consisting of $8.2 million in cash to be paid at closing (less $1.25 million to be held back to cover any shortfall to the agreed minimum tangible net asset value of the LPA assets minus the liabilities acquired in the transaction, and to cover any indemnity obligations) and up to a further $8.0 million cash `earnout payment' that will be equal in amount to one-half of the cumulative operating profits from the LPA business in the three year period immediately following closing of the sale to SunGard. This `earnout payment' will be paid within approximately 60 days following the third anniversary of the closing of the transaction. LPA's net liability (approximately $9.4 million as of 31 December 2002) to Berkeley International Capital Corporation, a subsidiary of LPGL, will not be assumed by SunGard.

As conditions of closing, LPA must, among other things, (a) conduct a client solicitation process by mail (the "client mailing"), seeking confirmation from each client (excluding institutional clients and their clients or independent advisors) that they intend to remain clients after the sale; (b) not have received negative written responses from 20% or more of such clients (calculated by reference to aggregate assets under management) prior to closing; and (c) obtain approval from the National Association of Securities Dealers for the change in ownership of London Pacific Securities, Inc.

The London Pacific Group will be assigned the right to manage client accounts currently managed on a discretionary basis by LPA. These accounts are sub-advised by Berkeley Capital Management LLC ("BCM LLC"), which acquired the assets and operations of Berkeley Capital Management, a subsidiary of LPGL, on 7 May 2003 in a separate transaction. For its services, the London Pacific Group will be paid (by LPA) an annualised fee equal to 0.38% of the assets under management in these client accounts for equity and balance accounts, 0.27% of the assets under management for fixed income accounts, and 0.20% of the assets under management for mutual fund accounts. The fee will be calculated and paid quarterly based on the client account balances at the beginning of each respective quarter. The London Pacific Group will then pay BCM LLC a portion of these fees for its sub-advisory services.

The net assets being sold had a book value of $4.2 million at December 31, 2002 and the pre-tax loss attributable to those net assets for the 12 months ended 31 December 2002 was $4.4 million.

In accordance with the terms of the Group's bank facility, all of the proceeds from the sale, after costs, will be used to reduce the Group's bank facility. Together with the net proceeds from the sale of the assets and operations of Berkeley Capital Management, the bank facility is expected to be retired in full following the close of the LPA sale transaction. The current amount outstanding under the facility, comprised entirely of guarantees provided on behalf of certain former investment companies, is $7.25 million.

The total fixed consideration of $8.2 million, less any required provisions; direct costs relating to the sale; and the $4.2 million book value of the LPA net assets at 31 December 2002 (after adding back the net intercompany loan balance owed to a LPGL subsidiary that will not be assumed by the purchaser) will be recorded as a gain on sale of discontinued operations. The estimated book gain is approximately $3.4 million (using 31 December 2002 amounts). The gain on sale will not result in any Jersey tax liability for the Group; however, U.S. federal and state taxes on the gain are estimated to be $0.3 million.

The sale would not have had a significant impact on the 2002 operating results of the Group, which reported an after-tax loss from continuing operations of $62.2 million (-$1.23 per share) for the twelve months ended 31 December 2002, and an after-tax loss from continuing operations of $224.0 million (-$4.39 per share) for the year ended 31 December 2001. However, the sale of LPA will remove a significant operating cash strain on the capital resources of the Group. As at 31 December 2002, the Group had consolidated net assets of $21.5 million, which included cash and cash equivalents of $16.3 million.

Following the sale, the London Pacific Group will focus on its venture capital operations through Berkeley International Capital Corporation ("BICC"). There is also excess capital in London Pacific Assurance Limited ("LPAL"), the Company's Jersey based life assurance business, that the Group hopes to enhance through future realisations in the investment portfolio of that subsidiary. The sale will help reposition the Group's business after the difficulties encountered at London Pacific Life & Annuity Company ("LPLA") in 2002.

LPAL's capital was not affected as significantly as LPLA's capital by declines in investment values, but a decision was taken to stop selling new policies in July 2002 to preserve capital. LPAL continues to service its remaining policies after a substantial reduction in the level of LPAL's policyholder liabilities due to surrenders during the second half of 2002. BICC is seeking to redevelop its venture capital business. BICC's business relationships are extensive among Silicon Valley companies seeking later stage capital and in the investor community globally. There has continued to be a difficult operating environment in early 2003. The trading outlook of the London Pacific Group for the rest of the year will be driven largely by portfolio performance in uncertain market conditions.

As  previously  announced,   shareholder  approval  will  be  sought  at  LPGL's
forthcoming annual general meeting on 12 June 2003, to change the name of the Company to "Berkeley Technology Limited".

Shortly, a Circular will be sent to ordinary shareholders and an Information Statement will be sent to ADR holders in the US. An Extraordinary General Meeting of ordinary shareholders is expected be held on 2 June 2003 to consider the proposed sale.



Contact:

Ian Whitehead, Chief Financial Officer
London Pacific Group Limited                          01534 607700